Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES
SECOND QUARTER RESULTS
Augusta, Georgia, July 29, 2008-
     Georgia-Carolina Bancshares, Inc (GECR.OB), parent company of First Bank of Georgia, reported today net income of $866,000 ($.25 per diluted common share) for the three months ended June 30, 2008, compared to $935,000 ($.27 per diluted common share) for the three months ended June 30, 2007.
     Net income for the six months ended June 30, 2008 was $1,618,000 ($.46 per diluted common share) compared to $1,666,000 ($.48 per diluted common share) for the six months ended June 30, 2007.
     Remer Y. Brinson III, President & CEO of the Company stated “We are pleased with our results given the current state of the economy and interest rates. Due to the rapid decrease in interest rates by the Federal Reserve, our net interest margin has declined. This is the primary reason for the decrease in year over year quarterly income.”
     “Consumer and commercial loan growth has been strong during the first half of 2008, while residential mortgage and construction lending has slowed. We have also enjoyed a 14.7% growth in non-interest bearing deposits and a 17.50% growth in NOW accounts,” Brinson continued.
     “We feel that this growth is in response to our community bank model and our ATM Anywhere FREE Checking program which provides an automatic refund of other banks’ ATM charges,” Brinson said.
     Georgia-Carolina Bancshares, Inc. is a bank holding company with $456 million in assets as of June 30, 2008. The Company owns First Bank of Georgia, which conducts banking operations through offices in Augusta, Columbia County, and Thomson, Georgia.
     Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.